SUBSIDIARIES

The following is a list of the active subsidiaries of the Company as of October 26, 1998:

       Subsidiary                                  State of Incorporation
       ----------                                  ----------------------

 Comtech PST Corp.                                         New York

 Comtech Systems, Inc.                                     Delaware

 Comtech Antenna Systems, Inc.                             Delaware

 Comtech Communications Corp.                              Delaware

 Comtech Wireless, Inc.                                    New York

 Comtech Mobile Datacom Corp.                              Delaware